NUVEEN SENIOR INCOME FUND

Common Stock ($0.01 par value)

FIRST AMENDMENT

TO

EQUITY DISTRIBUTION AGREEMENT

August 17, 2012

THIS AMENDMENT (this “Amendment”) to the Equity Distribution Agreement (defined below) is entered into on and as of August 17, 2012, by and among Nuveen Senior Income Fund, a Massachusetts business trust (the “Fund”), the Fund’s manager, Nuveen Securities, LLC (formerly known as Nuveen Investments, LLC), a Delaware limited liability company (the “Manager”), the Fund’s investment adviser, Nuveen Fund Advisors, Inc. (formerly known as Nuveen Asset Management), a Delaware corporation, the Fund’s investment sub-adviser, Symphony Asset Management, LLC, a California limited liability company (together with Nuveen Fund Advisors, Inc., the “Adviser”) and Stifel, Nicolaus & Company, Incorporated (the “Agent”, and together with the Fund, Manager and Adviser, the “Parties”). Capitalized terms used and not defined in this Amendment have the meanings ascribed thereto in the Equity Distribution Agreement.

WHEREAS, the Parties entered into that certain Equity Distribution Agreement, dated August 27, 2010 (the “Equity Distribution Agreement”), with respect to the issuance and sale of 2,900,000 shares of Common Stock of the Fund in registered at-the-market offerings through the Agent, the Manager’s exclusive sub-placement agent;

WHEREAS, the Fund, as of the date of this Amendment, has issued and sold 2,900,000 shares of its Common Stock pursuant to the Equity Distribution Agreement;

WHEREAS, the Fund and Manager have determined that it would be in the best interest of the Fund to increase the aggregate number of shares of Common Stock that may be issued and sold pursuant to the Equity Distribution Agreement to 6,100,000 in order to permit the issuance and sale thereunder, on or after the date of this Amendment, of up to 3,200,000 additional shares of Common Stock of the Fund; and

WHEREAS, the Parties desire to amend the Equity Distribution Agreement in order to the increase the aggregate number of shares that the Fund is authorized to issue and sell thereunder to 6,100,000 shares of Common Stock;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.	The first sentence of the preamble of the Equity Distribution Agreement is hereby amended such that the number “2,900,000” contained therein is replaced with the number “6,100,000.”

2.	The Fund, Manager and each Adviser represent to the Agent that it has duly authorized, executed and delivered this Amendment.

3.	Except as modified and amended in this Amendment, the Equity Distribution Agreement shall remain in full force and effect.

4.	This Amendment shall be governed by and construed in accordance with the law governing the Equity Distribution Agreement.

5.	This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

Very truly yours,

Nuveen Securities, LLC

By:	/s/ KEVIN J. MCCARTHY
Kevin J. McCarthy Managing Director and Assistant Secretary

Nuveen Senior Income Fund

By:	/s/ KEVIN J. MCCARTHY
Kevin J. McCarthy Vice President and Secretary

Nuveen Fund Advisors, Inc.

By:	/s/ KEVIN J. MCCARTHY
Kevin J. McCarthy Managing Director and Assistant Secretary

Symphony Asset Management, LLC

By:	/s/ KEVIN J. MCCARTHY
Kevin J. McCarthy Vice President and Assistant Secretary

Accepted as of the date hereof:

Stifel, Nicolaus & Company, Incorporated

By:	/s/ JUSTIN P. BOWMAN
Name:	Justin P. Bowman
Title:	Managing Director